EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Toyota Motor Corporation’s Annual Report on Form 20-F for the year ended March 31, 2011.

/s/ PricewaterhouseCoopers Aarata

PricewaterhouseCoopers Aarata
July 6, 2011